Exhibit 99.1

UNIVERSAL HEALTH REALTY INCOME TRUST		Universal Corporate Center
367 S. Gulph Road
P.O. Box 61558
King of Prussia, PA 19406
(610) 265-0688

FOR IMMEDIATE RELEASE
CONTACT:	Charles Boyle	February 27, 2023
Chief Financial Officer
(610) 768-3300

UNIVERSAL HEALTH REALTY INCOME TRUST

REPORTS 2022 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

Consolidated Results of Operations - Three-Month Periods Ended December 31, 2022 and 2021:

KING OF PRUSSIA, PA - Universal Health Realty Income Trust (NYSE:UHT) announced today that for the three-month period ended December 31, 2022, net income was $5.6 million, or $.41 per diluted share, as compared to $91.6 million, or $6.65 per diluted share, during the fourth quarter of 2021.

As reflected on the attached Schedule of Non-GAAP Supplemental Information (“Supplemental Schedule”), our financial results for the three-month period ended December 31, 2021 included an aggregate gain of $86.0 million, or $6.24 per diluted share, realized on the divestitures of real estate assets, consisting of the following: (i) a $17.6 million gain realized on the divestiture of a medical office building ("MOB") located in Auburn, Washington, which was divested in November, 2021, for net cash proceeds of approximately $24.9 million, and; (ii) a $68.4 million gain recorded on the divestiture of the Inland Valley Campus of Southwest Healthcare System, which was exchanged as part of an asset sale and purchase agreement with Universal Health Services, Inc. (“UHS”). These transactions were structured and completed as like-kind exchanges of property pursuant to the provisions of Section 1031 of the Internal Revenue Code, as amended. After adjusting the reported results for the $86.0 million aggregate gain on divestitures of real estate assets recorded during the three-month period ended December 31, 2021, as calculated on the Supplemental Schedule, our adjusted net income was $5.6 million, or $.41 per diluted share, during each of the three-month periods ended December 31, 2022 and 2021.

Although our adjusted net income was relatively unchanged during the three-month period ended December 31, 2022, as compared to the comparable quarter of 2021, the following provides a summary of changes to our adjusted net income during the fourth quarter of 2022, as compared to the fourth quarter of 2021: (i) a decrease of $1.1 million, or $.08 per diluted share, resulting from an increase in interest expense due primarily to an increase in our average borrowing rate as well as an increase in our average outstanding borrowings; (ii) a decrease of $927,000, or $.07 per diluted share, (including $332,000 of demolition expenses incurred as of December 31, 2022, as discussed below) related to a vacant specialty hospital located in Chicago, Illinois, on which the lease expired on December 31, 2021, partially offset by; (iii) an increase of $1.25 million, or $.09 per diluted share, related to a settlement and release agreement executed during the fourth quarter of 2022 in connection with the specialty hospital located in Chicago, Illinois; (iv) a net increase of $279,000, or $.02 per diluted share, resulting from the asset purchase and sale agreement with UHS that occurred on December 31, 2021; (v) an increase of $265,000, or $.02 per diluted share, resulting from the impact of the fair market value lease renewal on Wellington

Regional Medical Center, which became effective on January 1, 2022, and; (vi) $263,000, or $.02 per diluted share, resulting from an aggregate net increase in the income generated at various properties.

As calculated on the Supplemental Schedule, our funds from operations (“FFO”), were $12.4 million, or $.90 per diluted share, during the fourth quarter of 2022, as compared to $12.9 million, or $.93 per diluted share, during the fourth quarter of 2021.

During the fourth quarter of 2022, as compared to the fourth quarter of 2021, our FFO decreased $444,000, or $.03 per diluted share. The decrease was primarily due to a $470,000, or $.03 per diluted share, decrease in depreciation and amortization expense incurred on our consolidated and unconsolidated investments.

Consolidated Results of Operations - Twelve-Month Periods Ended December 31, 2022 and 2021:

For the twelve-month period ended December 31, 2022, net income was $21.1 million, or $1.53 per diluted share, as compared to $109.2 million, or $7.92 per diluted share, during the full year of 2021.

As reflected on the Supplemental Schedule, our financial results for the year ended December 31, 2021 included an aggregate gain of $87.3 million, or $6.34 per diluted share, realized on the divestitures of real estate assets. In addition to the above-mentioned aggregate gain of $86.0 million, or $6.24 per diluted share, recorded during the fourth quarter of 2021, we also recorded a gain of $1.3 million, or $.10 per diluted share, on the sale of an MOB located in Arkansas during the second quarter of 2021. After adjusting the reported results for the aggregate gain of $87.3 million, or $6.34 per diluted share, recorded during the twelve-month period ended December 31, 2021, our adjusted net income was $21.9 million, or $1.59 per diluted share, during the year ended December 31, 2021, as compared to $21.1 million, or $1.53 per diluted share, during the year ended December 31, 2022.

The decrease in our adjusted net income of $750,000, or $.06 per diluted share, during the twelve months of 2022, as compared to the full year of 2021, was primarily due to: (i) a decrease of $3.2 million, or $.23 per diluted share (including $332,000 of demolition expenses incurred as of December 31, 2022), related to a specialty hospital located in Chicago, Illinois, on which the lease expired on December 31, 2021; (ii) a decrease of $1.9 million, or $.14 per diluted share, resulting from an increase in interest expense due primarily to an increase in our average borrowing rate as well as an increase in our average outstanding borrowings, partially offset by; (iii) an increase of $1.25 million, or $.09 per diluted share, related to the above-mentioned settlement and release agreement executed during the fourth quarter of 2022; (iv) a net increase of $1.2 million, or $.09 per diluted share, resulting from the asset purchase and sale agreement with UHS that occurred on December 31, 2021; (v) an increase of $1.1 million, or $.08 per diluted share, resulting from the impact of the fair market value lease renewal on Wellington Regional Medical Center, which became effective on January 1, 2022, and; (vi) an increase of $763,000, or $.05 per diluted share, resulting from an aggregate net increase in the income generated at various properties.

As calculated on the Supplemental Schedule, our FFO were $48.8 million, or $3.54 per diluted share, during the twelve-month period of 2022, as compared to $50.9 million, or $3.69 per diluted share, during the twelve-month period of 2021.

During the twelve months of 2022, as compared to the full year of 2021, our FFO decreased $2.0 million, or $.15 per diluted share. The decrease was due to the above-mentioned $750,000, or $.06 per diluted share, decrease in adjusted net income experienced during the full year of 2022, as compared to the full year of 2021, as well as a $1.3 million, or $.09 per diluted share, decrease in depreciation and amortization expense incurred on our consolidated and unconsolidated investments.

Dividend Information:

The fourth quarter dividend of $.715 per share, or $9.9 million in the aggregate, was declared on November 30, 2022 and paid on December 30, 2022.

Capital Resources Information:

At December 31, 2022, we had $298.1 million of borrowings outstanding pursuant to the terms of our $375 million revolving credit agreement and $73.8 million of available borrowing capacity as of that date, net of outstanding borrowings and letters of credit.

New Construction Project - Sierra Medical Plaza I:

In January 2022, we entered into a ground lease and master flex-lease agreement with a wholly-owned subsidiary of UHS with the intent to develop, construct and own the real property of Sierra Medical Plaza I, an MOB located in Reno, Nevada, consisting of approximately 86,000 rentable square feet. This MOB is located on the campus of the Northern Nevada Sierra Medical Center, a newly constructed hospital that is owned and operated by a wholly-owned subsidiary of UHS, which was completed and opened during April of 2022. Construction of this MOB, for which we have engaged a non-related third party to act as construction manager, commenced in January 2022 and is anticipated to be completed in March, 2023. The cost of the MOB is estimated to be approximately $34.6 million, approximately $20.9 million of which has been incurred as of December 31, 2022. The master flex lease agreement, which is subject to reduction based upon the execution of third-party leases, is for approximately 68% of the rentable square feet of the MOB.

Vacant Specialty Facilities:

As previously disclosed, the lease on the specialty hospital located in Chicago, Illinois, expired on December 31, 2021. The facility has been marketed to third-parties that had potential interest in purchasing or leasing the property in its existing form. However, during the fourth quarter of 2022, after evaluation of the most suitable future uses for the property, as well as an effort to reduce its ongoing operating and maintenance expenses, we decided to raze the building. Demolition, which commenced during the fourth quarter of 2022 and is expected to be completed during the second quarter of 2023, is expected to cost approximately $1.4 million. Approximately $332,000 of the demolition costs were incurred as of December 31, 2022, and have been included in our other operating expenses in our consolidated statements of income during that period.

Including the above-mentioned demolition costs incurred during the fourth quarter of 2022, the operating expenses incurred by us in connection with the property located in Chicago, Illinois, were $537,000 during the three months ended December 31, 2022 ($205,000 excluding demolition costs), and approximately $1.6 million during the full year of 2022 (approximately $1.3 million excluding demolition costs). Also, as mentioned above, included in our net income during the three and twelve-month periods ended December 31, 2022, was $1.25 million of revenues related to a settlement and release agreement executed in connection with this property. During the three and twelve-months ended December 31, 2021, pursuant to the terms of the lease prior to its expiration, we earned $390,000 and $1.6 million, respectively, of lease revenue in connection with this property. Prior to 2022, the former tenant was responsible for the operating expenses on the facility.

In addition, the aggregate operating expenses for the two vacant specialty facilities located in Evansville, Indiana, and Corpus Christi, Texas (which have been vacant since 2019), were approximately $123,000 and $165,000 during the three-month periods ended December 31, 2022 and 2021, respectively, and $662,000 and $737,000 during the twelve-month periods ended December 31, 2022 and 2021, respectively.

We continue to market the three above-mentioned properties to third parties. Future operating expenses related to these properties, which are estimated to be approximately $1.3 million in the aggregate during 2023, on an annualized basis (excluding the demolition costs to be incurred in connection with the property in Chicago, Illinois), will be incurred by us during the time they remain owned and unleased. Should these properties continue to remain owned and unleased for an extended period of time, or should we incur substantial renovation or additional demolition costs to make the properties suitable for other operators/tenants/buyers, our future results of operations could be materially unfavorably impacted.

General Information, Forward-Looking Statements and Risk Factors and Non-GAAP Financial Measures:

Universal Health Realty Income Trust, a real estate investment trust, invests in healthcare and human-service related facilities including acute care hospitals, behavioral health care hospitals, specialty facilities, medical/office buildings, free-standing emergency departments and childcare centers. We have investments or commitments in seventy-six properties located in twenty-one states.

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those disclosed herein, as well as the operations and financial results of each of our tenants, those related to healthcare industry trends and those detailed in our filings with the Securities and Exchange Commission (as set forth in Item 1A-Risk Factors and in Item 7-Forward-Looking Statements in our Form 10-K for the year ended December 31, 2022), may cause the results to differ materially from those anticipated in the forward-looking statements. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Many of the factors that could affect our future results are beyond our control or ability to predict, including the impact of the COVID-19 pandemic. Future operations and financial results of our tenants, and in turn ours, could be materially impacted by various developments including those related to COVID-19. Such developments include, but are not limited to, decreases in staffing availability and related increases to wage expense experienced by our tenants resulting from the nationwide shortage of nurses and other clinical staff and support personnel, the impact of government and administrative regulation of the health care industry; declining patient volumes and unfavorable changes in payer mix caused by deteriorating macroeconomic conditions (including increases in uninsured and underinsured patients as the result of business closings and layoffs); potential disruptions related to supplies required for our tenants’ employees and patients; and potential increases to other expenditures.

In addition, the increase in interest rates has substantially increased our borrowings costs and reduced our ability to access the capital markets on favorable terms. Additional increases in interest rates could have a significant unfavorable impact on our future results of operations and the resulting effect on the capital markets could adversely affect our ability to carry out our strategy.

We believe that, if and when applicable, adjusted net income and adjusted net income per diluted share (as reflected on the Supplemental Schedule), which are non-GAAP financial measures (“GAAP” is Generally Accepted Accounting Principles in the United States of America), are helpful to our investors as measures of our operating performance. In addition, we believe that, when applicable, comparing and discussing our financial results based on these measures, as calculated, is helpful to our investors since it neutralizes the effect in each year of material items that are non-recurring or non-operational in nature including items such as, but not limited to, gains on transactions.

Funds from operations (“FFO”) is a widely recognized measure of performance for Real Estate Investment Trusts (“REITs”). We believe that FFO and FFO per diluted share, which are non-GAAP financial measures, are helpful to our investors as measures of our operating performance. We compute FFO, as reflected on the attached Supplemental Schedules, in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we interpret the definition. FFO adjusts for the effects of certain items, such as gains on transactions that occurred during the periods presented. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income determined in accordance with GAAP. In addition, FFO should not be used as: (i) an indication of our financial performance determined in accordance with GAAP; (ii) an alternative to cash flow from operating activities determined in accordance with GAAP; (iii) a measure of our liquidity, or; (iv) an indicator of funds available for our cash needs, including our ability to make cash distributions to shareholders. A reconciliation of our reported net income to FFO is reflected on the Supplemental Schedules included below.

To obtain a complete understanding of our financial performance these measures should be examined in connection with net income, determined in accordance with GAAP, as presented in the condensed consolidated financial statements and notes thereto in this report or in our other filings with the Securities and Exchange Commission including our Report on Form 10-K for the year ended December 31, 2022. Since the items included or excluded from these measures are significant components in understanding and assessing financial performance under GAAP, these measures should not be considered to be alternatives to net income as a measure of our operating performance or profitability. Since these measures, as presented, are not determined in accordance with GAAP and are thus susceptible to varying calculations, they may not be comparable to other similarly titled measures of other companies. Investors are encouraged to use GAAP measures when evaluating our financial performance.

(more)

Universal Health Realty Income Trust

Consolidated Statements of Income

For the Three and Twelve Months Ended December 31, 2022 and 2021

(amounts in thousands, except share information)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Revenues:
Lease revenue - UHS facilities (a.)	$7,663	$7,925	$29,954	$29,896
Lease revenue - Non-related parties	13,340	13,000	52,004	52,324
Other revenue - UHS facilities	231	222	948	891
Other revenue - Non-related parties	1,527	263	2,245	1,079
Interest income on financing leases - UHS facilities	1,367	-	5,474	-
	24,128	21,410	90,625	84,190
Expenses:
Depreciation and amortization	6,511	6,927	26,557	27,478
Advisory fees to UHS	1,310	1,134	5,097	4,406
Other operating expenses	7,577	5,956	28,305	23,441
	15,398	14,017	59,959	55,325
Income before equity in income of unconsolidated limited liability companies ("LLCs"), gain on divestitures and interest expense	8,730	7,393	30,666	28,865
Equity in income of unconsolidated LLCs	248	455	1,191	1,796
Gain on divestitures of real estate assets	-	86,010	-	87,314
Interest expense, net	(3,347)	(2,243)	(10,755)	(8,809)
Net income	$5,631	$91,615	$21,102	$109,166
Basic earnings per share	$0.41	$6.66	$1.53	$7.94
Diluted earnings per share	$0.41	$6.65	$1.53	$7.92

Weighted average number of shares outstanding - Basic	13,777	13,763	13,771	13,757
Weighted average number of shares outstanding - Diluted	13,802	13,784	13,795	13,779

(a.) Includes bonus rental on McAllen Medical Center, a UHS acute care hospital facility, of $753 and $2,801 for the three and twelve-month periods ended December 31, 2022, respectively, and includes bonus rental on three UHS acute care hospital facilities of $1,736 and $6,906 for the three and twelve-month periods ended December 31, 2021, respectively.

Universal Health Realty Income Trust

Schedule of Non-GAAP Supplemental Information (“Supplemental Schedule”)

For the Three Months Ended December 31, 2022 and 2021

(amounts in thousands, except share information)

(unaudited)

Calculation of Adjusted Net Income

	Three Months Ended		Three Months Ended
	December 31, 2022		December 31, 2021
	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income	$5,631	$0.41	$91,615	$6.65
Adjustments:
Less: Gain on divestitures of real estate assets	-	-	(86,010)	(6.24)
Subtotal adjustments to net income	-	-	(86,010)	(6.24)
Adjusted net income	$5,631	$0.41	$5,605	$0.41

Calculation of Funds From Operations (“FFO”)

	Three Months Ended		Three Months Ended
	December 31, 2022		December 31, 2021
	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income	$5,631	$0.41	$91,615	$6.65
Plus: Depreciation and amortization expense:
Consolidated investments	6,511	0.47	6,927	0.50
Unconsolidated affiliates	299	0.02	353	0.03
Less: Gain on divestitures of real estate assets	-	-	(86,010)	(6.24)
FFO	$12,441	$0.90	$12,885	$0.93
Dividend paid per share		$0.715		$0.705

Universal Health Realty Income Trust

Schedule of Non-GAAP Supplemental Information (“Supplemental Schedule”)

For the Twelve Months Ended December 31, 2022 and 2021

(amounts in thousands, except share information)

(unaudited)

Calculation of Adjusted Net Income

	Twelve Months Ended		Twelve Months Ended
	December 31, 2022		December 31, 2021
	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income	$21,102	$1.53	$109,166	$7.92
Adjustments:
Less: Gain on divestitures of real estate assets	-	-	(87,314)	(6.34)
Subtotal adjustments to net income	-	-	(87,314)	(6.34)
Adjusted net income	$21,102	$1.53	$21,852	$1.59

Calculation of Funds From Operations (“FFO”)

	Twelve Months Ended		Twelve Months Ended
	December 31, 2022		December 31, 2021
	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income	$21,102	$1.53	$109,166	$7.92
Plus: Depreciation and amortization expense:
Consolidated investments	26,557	1.93	27,478	2.00
Unconsolidated affiliates	1,184	0.08	1,549	0.11
Less: Gain on divestitures of real estate assets	-	-	(87,314)	(6.34)
FFO	$48,843	$3.54	$50,879	$3.69
Dividend paid per share		$2.840		$2.800

Universal Health Realty Income Trust

Consolidated Balance Sheets

(amounts in thousands, except share information)

(unaudited)

	December 31,	December 31,
	2022	2021
Assets:
Real Estate Investments:
Buildings and improvements and construction in progress	$641,338	$608,836
Accumulated depreciation	(248,772)	(225,584)
	392,566	383,252
Land	56,631	54,897
Net Real Estate Investments	449,197	438,149
Financing receivable from UHS	83,603	82,439
Net Real Estate Investments and Financing receivable	532,800	520,588
Investments in and advances to limited liability companies ("LLCs")	9,282	10,139
Other Assets:
Cash and cash equivalents	7,614	22,504
Lease and other receivables from UHS	5,388	4,641
Lease receivable - other	8,445	7,109
Intangible assets (net of accumulated amortization of $15.4 million and $14.2 million, respectively)	9,447	9,972
Right-of-use land assets, net	11,457	11,495
Deferred charges and other assets, net	23,107	11,971
Total Assets	$607,540	$598,419
Liabilities:
Line of credit borrowings	$298,100	$271,900
Mortgage notes payable, non-recourse to us, net	44,725	56,866
Accrued interest	373	346
Accrued expenses and other liabilities	12,873	12,157
Ground lease liabilities, net	11,457	11,495
Tenant reserves, deposits and deferred and prepaid rents	10,911	10,328
Total Liabilities	378,439	363,092
Equity:
Preferred shares of beneficial interest, $.01 par value; 5,000,000 shares authorized; none issued and outstanding	-	-
Common shares, $.01 par value; 95,000,000 shares authorized; issued and outstanding: 2022 - 13,803,335; 2021 - 13,785,345	138	138
Capital in excess of par value	269,472	268,515
Cumulative net income and other	810,661	789,559
Cumulative dividends	(863,181)	(823,998)
Accumulated other comprehensive income	12,011	1,113
Total Equity	229,101	235,327
Total Liabilities and Equity	$607,540	$598,419